As filed with the Securities and Exchange Commission on July 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

INTRABIOTICS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3200380
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2483 East Bayshore Road, Suite 100
Palo Alto, CA 94303
(Address of principal executive offices) (Zip Code)

INTRABIOTICS PHARMACEUTICALS, INC. 2004 STOCK INCENTIVE PLAN

(Full title of the Plan)

Henry J. Fuchs
President and Chief Executive Officer
IntraBiotics Pharmaceuticals, Inc.
2483 East Bayshore Road, Suite 100
Palo Alto, CA 94303
(Name and address of agent for service)

(650) 526-6800
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered (1)	per Share (2)	Price (2)	Fee
IntraBiotics Pharmaceuticals, Inc. 2004 Stock Incentive Plan
Common Stock, $0.001 par value	2,050,000 shares	$3.87	$7,933,500.00	$1,005.18

(1)	This Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the Registrant’s 2004 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant’s Common Stock on June 30, 2004 as reported by the Nasdaq National Market.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     IntraBiotics Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Commission on March 19, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 filed with the Commission on May 12, 2004;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(d)	The Registrant’s Registration Statement No. 000-29993 on Form 8-A filed with the Commission on March 17, 2000 pursuant to Section 12 of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “1933 Act”).

     The Registrant’s Bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law. The

Registrant’s Bylaws also provide that the Registrant may indemnify its other employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

     In addition, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that, pursuant to Delaware law, its directors shall not be liable to the Registrant and its stockholders for monetary damages for breach of their fiduciary duty as directors. However, this provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit. The provision also does not affect a director’s responsibilities under the federal securities laws.

     The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify each director and officer for certain expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person’s services as the Registrant’s director or officer, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request.

     The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Shareholders. Reference is made to Registrant’s Registration Statement No. 000-29993 on Form 8-A which is incorporated herein by reference pursuant to Item 3(d).
5	Opinion and Consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II- 4 of this Registration Statement.
99.1	IntraBiotics Pharmaceuticals, Inc. 2004 Stock Incentive Plan.

Item 9. Undertakings

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2004 Stock Incentive Plan.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 2nd day of July 2004.

INTRABIOTICS PHARMACEUTICALS, INC.

By:	/s/ Henry J. Fuchs

Henry J. Fuchs President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned officers and directors of IntraBiotics Pharmaceuticals, Inc., a Delaware corporation, do hereby constitute and appoint Henry J. Fuchs and David J. Tucker, and each of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Henry J. Fuchs Henry J. Fuchs, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2004

/s/ David J. Tucker David J. Tucker	Principal Financial Officer (Principal Financial and Accounting Officer)	July 2, 2004

/s/ Ernest Mario Ernest Mario, Ph.D.	Chairman of the Board	July 2, 2004

Signatures	Title	Date

Jerry T. Jackson	Director	, 2004

/s/ Gary A. Lyons Gary A. Lyons	Director	July 2, 2004

/s/ Mark L. Perry Mark L. Perry, J.D.	Director	July 2, 2004

/s/ Jack S. Remington Jack S. Remington, M.D.	Director	July 2, 2004

Kevin C. Tang	Director	, 2004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

INTRABIOTICS PHARMACEUTICALS, INC.

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Shareholders. Reference is made to Registrant’s Registration Statement No. 000-29993 on Form 8-A which is incorporated herein by reference pursuant to Item 3(d).
5	Opinion and Consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	IntraBiotics Pharmaceuticals, Inc. 2004 Stock Incentive Plan.